UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): December 28, 2017

Enstar Group Limited
(Exact name of registrant as specified in its charter)

Bermuda	001-33289	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box HM 2267, Windsor Place, 3rd Floor 22 Queen Street, Hamilton HM JX Bermuda	N/A
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (441) 292-3645

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging Growth Company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On December 28, 2017, Enstar Group Limited (the "Company") entered into an employment agreement (the "Agreement”) with Guy Bowker in advance of his previously disclosed transition to the role of Chief Financial Officer of the Company, which was effective January 1, 2018. Mr. Bowker, age 40, served as the Company’s Chief Accounting Officer since joining the Company on September 8, 2015. From 2010 to 2015, Mr. Bowker held the role of Senior Vice President - Controller of Platinum Underwriters Holdings, Ltd. From 2007 to 2010 he was the Director of Finance for American International Group in Bermuda. He is an alumnus of Deloitte’s insurance practice and a member of Chartered Professional Accountants Bermuda and Chartered Accountants Australia and New Zealand. He is also a Chartered Insurer and Fellow of the Chartered Insurance Institute in the United Kingdom.
Pursuant to the Agreement, Mr. Bowker will: (1) receive an annual base salary of $575,000; (2) be eligible for incentive compensation under the Company’s incentive compensation programs; and (3) be entitled to certain employee benefits, including the payment of an annual amount equal to 10% of his base salary each year in lieu of a retirement benefit contribution. Any incentive-based compensation or award that Mr. Bowker receives from the Company is subject to clawback by the Company as required by applicable law, government regulation, stock exchange listing requirements or the Company's Clawback Policy.
The Agreement provides that if Mr. Bowker's employment is terminated by the Company without “cause” or by Mr. Bowker for “good reason,” including if such termination occurs within one year of a change in control, Mr. Bowker would be entitled to: (1) a lump sum amount equal to his annual base salary; (2) continued medical benefits for him and his spouse and dependents for up to one year; and (3) a pro rata bonus in respect of the year of termination, based on the Company's achievement of the performance goals established in accordance with any incentive plan in which Mr. Bowker participates. The Agreement continues until terminated by either party in accordance with its terms; Mr. Bowker must provide the Company with at least 180 days’ notice of termination without “good reason.”
The foregoing description is qualified in its entirety by reference to the complete text of the Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.
Item 8.01. Other Events.
On December 29, 2017, the Company, through its subsidiary Laguna Life Holdings SARL (“Laguna”), completed the previously announced sale of its subsidiary, Pavonia Holdings (US), Inc. (“Pavonia”), to Southland National Holdings, Inc. (“Southland”), a Delaware corporation and a subsidiary of Global Bankers Insurance Group, LLC. The aggregate purchase price was $120 million. The Company used the proceeds to make repayments under its revolving credit facility.
Pavonia owns Pavonia Life Insurance Company of Michigan (“PLIC MI”) and Enstar Life (US), Inc. Pursuant to the amended stock purchase agreement between Laguna and Southland, which partially restructured the transaction, Southland will acquire Pavonia Life Insurance Company of New York ("PLIC NY") for $13.1 million in a second closing that is expected to occur in the first or second quarter of 2018, subject to regulatory approval. The additional purchase price represents the cash consideration paid by Laguna to PLIC MI when Laguna acquired PLIC NY from PLIC MI in the restructuring of the transaction.
Item 9.01. Financial Statements and Exhibits
Exhibits
Refer to the Exhibit Index that precedes the signature page, which is incorporated herein by reference.

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement, dated December 28, 2017, by and between Enstar Group Limited and Guy Bowker.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENSTAR GROUP LIMITED

Date: January 4, 2018	By:	/s/ Guy Bowker
Guy Bowker
Chief Financial Officer